UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/13/2008

J.CREW GROUP, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-42427

DE	22-2894486
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

770 Broadway
New York, New York 10003
(Address of principal executive offices, including zip code)

212-209-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Performance Targets for Fiscal 2008
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On March 13, 2008, the Company's Compensation Committee (the "Committee")    approved the financial and performance targets under the Company's 2008 annual incentive plan (the "2008 Plan") for the cash incentive awards payable to the named executive officers. The 2008 Plan targets are based upon the Company's EBITDA goals and are linked to the Company's budget and plan for long-term success. If the Company meets or exceeds the threshold EBITDA target, then certain performance metrics for the named executive officers will be considered, along with a subjective assessment of each executive's individual performance. For fiscal 2008, in addition to the EBITDA targets, the Committee established broad performance metrics applicable to all of the named executive officers based upon diluted earnings per share, pre-tax return on invested capital and total revenue.

The cash incentive awards that may become payable to the Company's named executive officers will be paid from the same incentive pool used to fund incentives for all of our eligible associates. For fiscal 2008, the size of the total pool could vary depending on performance against EBITDA goals: in general, if threshold performance is achieved, then the pool will be funded at 33%; if the target performance is achieved, then the pool will be funded 100%; and if maximum performance is achieved, then the pool will be funded at 200%.

The fiscal 2008 awards that may become payable to such officers under the 2008 Plan will be determined by the Committee using its discretion, taking into account the Company's achievement of such pre-established financial targets as well as the achievement of pre-established performance metrics and, with respect to the named executive officers other than Mr. Drexler, Mr. Drexler's recommendations. The amount of the actual award could range from 0% to 200% of such officer's annual target. Except for Mr. Drexler, targets range from 50% to 75% of such officer's annual base salary. For Mr. Drexler, the target is $800,000.

Employment Agreement with Tracy Gardner

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On March 14, 2008, the Company and Tracy Gardner entered into an Amended and Restated Employment Agreement (the "Amended and Restated Employment Agreement") which provides for the continued terms and conditions of Ms. Gardner's employment. The Amended and Restated Employment Agreement supersedes her previous employment agreement, dated January 23, 2004.

The primary changes in the Amended and Restated Employment Agreement are to (i) extend the term of Ms. Gardner's employment for an additional four years commencing on March 15, 2008 subject to automatic one-year renewals thereafter, (ii) increase the severance period for which Ms. Gardner is entitled to base salary and medical benefit continuation upon a termination without Cause or for Good Reason (as each such term is defined in the Amended and Restated Employment Agreement) from one year to eighteen months, (iii) provide for continued vesting of equity awards granted to Ms Gardner prior to the Company's initial public offering on July 3, 2006 if her employment is terminated without Cause or for Good Reason before March 15, 2010 and (iv) increase the period of her non-solicit obligations following termination of her employment from one year to eighteen months. In addition, the Amended and Restated Employment Agreement reflects Ms. Gardner's current title of President - Retail and Direct, annual base salary of $700,000 and target bonus of 75% of base salary. All other terms and conditions of the Amended and Restated Employment Agreement are substantially the same as Ms. Gardner's previous agreement, as described in the Company's most recent Proxy Statement.

The above description is qualified in its entirety by reference to the Amended and Restated Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(a) through (c) Not applicable.

(d) Exhibits:

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.        Description

10.1        Amended and Restated Employment Agreement, dated March 14, 2008, between the Company and Tracy Gardner.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.CREW GROUP, INC.

Date: March 19, 2008	By:	/s/ Arlene S. Hong
Arlene S. Hong
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Amended and Restated Employment Agreement, dated March 14, 2008, between the Company and Tracy Gardner